FINAL
Company Contact:	Investor Relations Contact:
Mr. Leo Wang	Mr. Crocker Coulson
Chief Financial Officer	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: 1-877-224-6696 ext. 705	Tel: +1-646-213-1915 (NY Office)
E-mail: leo.wang@chinawindsystems.com	E-mail: crocker.coulson@ccgir.com
Website: www.chinawindsystems.com	Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Elects Drew Bernstein as a Director

Wuxi, Jiangsu Province, China – April 30, 2009 – China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB) (“China Wind Systems” or the “Company”), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, announced today that Drew Bernstein joined the Company as an independent director effective April 30, 2009. The Company also announced that Gerry Goldberg and Raymond Pirtle, Jr. have resigned as directors after completing one year of service. Following these changes, the board of directors will be comprised of four directors, two of whom are independent. In addition, the Company is in the process of selecting another independent director to join the Board and expects to announce this addition in the near future.

Mr. Bernstein is a co-founder and managing partner of Bernstein & Pinchuk LLP (B&P), a fast growing accounting firm headquartered in New York. Mr. Bernstein, a certified public accountant, received his BS degree from the University of Maryland Business School. He is a member of the American Institute of Certified Public Accounts (AICPA), The New York State Society of Certified Public Accounts (NYSSCPA) and The National Society of Accountants (NSA). Mr. Bernstein will be chairman of the audit committee and a member of the compensation committee.

“We are very pleased to have Drew join our board of directors. His appointment reaffirms our commitment to maintaining strict corporate governance practices and a high level of financial and operational oversight,” said Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. “We thank both Gerry and Raymond for their leadership and guidance during their tenures with China Wind Systems, Inc.”

About China Wind Systems, Inc.
China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company plans to increase its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.
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